Exhibit 12

GTE SOUTHWEST INCORPORATED

Statements of the Ratio of Earnings to Fixed Charges

                                                                      Years Ended December 31,
                                                1999         1998         1997         1996         1995        1995(a)
                                              --------     --------     --------     --------     --------     --------
                                                                       (Dollars in Millions)

Net earnings available for fixed charges:
  Income before extraordinary
  charges                                     $  332.2     $  261.0     $  288.2     $  255.8     $  195.3     $  181.0
  Add - Income taxes                             181.1        136.5        142.2        130.2         99.4         92.1
        - Fixed charges                           81.5         80.7         68.9         66.8         68.9         68.9
                                              --------     --------     --------     --------     --------     --------

Adjusted earnings                             $  594.8     $  478.2     $  499.3     $  452.8     $  363.6     $  342.0
                                              ========     ========     ========     ========     ========     ========

Fixed charges:
  Interest expense                            $   75.6     $   72.9     $   64.0     $   60.7     $   63.8     $   63.8
  Portion of rent expense
      representing interest                        5.9          7.8          4.9          6.1          5.1          5.1
                                              --------     --------     --------     --------     --------     --------

Adjusted fixed charges                        $   81.5     $   80.7     $   68.9     $   66.8     $   68.9     $   68.9
                                              ========     ========     ========     ========     ========     ========

RATIO OF EARNINGS TO FIXED
  CHARGES                                         7.30         5.93         7.25         6.78         5.28         4.96

(a) Excludes after-tax gains of approximately $14 million related to the sale of the Company's unconsolidated investment in Metropolitan Houston Paging Service, Inc. and non-strategic telephone exchanges in Texas.